EXHIBIT 12
                                                               ----------


                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                     -----------------------------------

                                                                            Three Months Ended          Six Months Ended
                                                                                 June 30,                  June 30,
       Earnings available to fixed charges:                                   2001         2000         2001          2000
                                                                              ----         ----         ----          ----
                                                                                 (In thousands, except ratio data)
       Income before income taxes                                         $114,297     $208,154     $175,284      $332,089
       Fixed charges:
          Interest expense                                                  35,596       33,988       74,917        61,837
          Portion of rent determined to be interest (1)                      8,637        5,953       17,579        16,561
          Minority interest in income of subsidiary trust                    6,677        6,678       13,354        13,363
          Eliminate equity in earnings of unconsolidated entities           (1,422)      (2,703)      (3,728)       (4,877)
                                                                          --------     --------      -------      --------
                                                                          $163,785     $252,070     $277,406      $418,973
                                                                          ========     ========     ========      ========
       Fixed charges:
          Interest expense                                                $ 35,596     $ 33,988     $ 74,917      $ 61,837
          Portion of rent determined to be interest (1)                      8,637        5,953       17,579        16,561
          Minority interest in income of subsidiary trust                    6,677        6,678       13,354        13,363
                                                                          --------     --------     --------      --------
                                                                          $ 50,910     $ 46,619     $105,850      $ 91,761
                                                                          ========     ========     ========      ========
       Ratio of earnings to fixed charges                                     3.22         5.41         2.62          4.57
                                                                          ========     ========     ========      ========

     (1)      A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

















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